Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2015 Incentive Award Plan of Golden Entertainment, Inc. of our reports dated March 13, 2020, with respect to the consolidated financial statements of Golden Entertainment, Inc. and the effectiveness of internal control over financial reporting of Golden Entertainment, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 13, 2020